Exhibit 99.1

NEWS RELEASE

Contact: April Harper Director, Marketing & Communications Phone (610) 251-1000 aharper@triumphgroup.com	Thomas A. Quigley, III VP, Investor Relations, Mergers & Acquisition and Treasurer Phone (610) 251-1000 tquigley@triumphgroup.com

TRIUMPH GROUP, INC. ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER FOR ANY AND ALL OF ITS 6.250% SENIOR SECURED NOTES DUE 2024

BERWYN, PA – March 13, 2023 – Triumph Group, Inc. (NYSE: TGI) (“Triumph” or the “Company”) today announced the results, as of 5:00 p.m., New York City time, on March 10, 2023 (the “Early Tender Deadline”), of its previously announced cash tender offer to purchase any and all of its outstanding 6.250% Senior Secured Notes due in 2024 (the “Notes”), upon the terms and conditions included in the Offer to Purchase, dated February 27, 2023.

As of the Early Tender Deadline, the aggregate principal amount of the Notes that have been validly tendered and not validly withdrawn was $514,315,000, representing 97.96% of the $525,000,000 aggregate outstanding principal amount of the Notes.

Subject to the terms and conditions of the tender offer being satisfied or waived, holders who validly tendered and did not withdraw Notes prior to the Early Tender Deadline will, if their Notes are accepted for purchase, receive the “Total Consideration” equal to $1,001.50 per $1,000 principal amount of Notes. In addition to the Total Consideration, holders will receive accrued and unpaid interest on the Notes from the most recent payment of semi-annual interest preceding the Early Settlement Date (as defined in the Offer to Purchase) to, but not including, the Early Settlement Date. The Early Settlement Date is expected to be March 14, 2023.

The Withdrawal Deadline (as defined in the Offer to Purchase) has passed. Accordingly, any validly tendered notes may no longer be withdrawn or revoked. The tender offer will expire at 5:00 p.m., New York City time, on March 27, 2023, unless extended or earlier terminated by the Company (such time and date, as the same may be extended or earlier terminated, the “Expiration Time”). Holders who validly tender their Notes after the Early Tender Deadline but prior to the Expiration Time will be eligible to receive the tender offer consideration equal to $951.50 per $1,000 principal amount of Notes. Holders whose Notes are accepted for purchase will also receive accrued and unpaid interest on the Notes from the most recent payment of semi-annual interest preceding the Final Settlement Date (as defined in the Offer to Purchase) to, but not including, the Final Settlement Date. The Company currently expects the Final Settlement Date to be on or about March 28, 2023.

The tender offer is subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase, including (1) the consummation of a financing raising aggregate proceeds from the refinancing of at least $1.2 billion on or prior to the Early Settlement Date on terms reasonably acceptable to the Company in its sole discretion (the “Financing Condition”), and (2) certain general conditions, in each case as described in more detail in the Offer to Purchase. If any of the conditions are not satisfied, the Company may terminate the tender offer and return tendered Notes, may waive unsatisfied conditions and accept for payment and purchase all validly tendered Notes, may extend the tender offer or may otherwise amend the tender offer. As of the date of the consummation of the Financing Transaction (as defined in the Offer to Purchase), the Company intends to satisfy and discharge any outstanding Notes, and the Company intends to redeem any Notes that are not validly tendered and accepted for purchase pursuant to the tender offer. On February 27, 2023, Triumph issued a notice of redemption in respect of all of the Notes remaining outstanding following the completion of the tender offer, conditional on the Financing Condition. However, there is no requirement in the Indenture or otherwise that the Company redeem any Notes, and unless redeemed, such Notes will continue to remain outstanding following the tender offer and will continue to be payable in accordance with their terms.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase. Holders are urged to read the Offer to Purchase carefully.

The Company has engaged J.P. Morgan Securities LLC to act as Dealer Manager for the tender offer. Persons with questions regarding the tender offer should contact J.P. Morgan Securities LLC collect at (212) 834-4087 or toll-free at (866) 834-4666. Requests for documents should be directed to D.F. King & Co., Inc., the Tender and Information Agent for the tender offer, at (212) 269-5550 (for banks and brokers) or (800) 967-5068 (for noteholders) or by email at tgi@dfking.com.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase with respect to any of the Notes or any other securities, and it does not constitute a notice of redemption of the Notes. The tender offer is being made pursuant to the tender offer documents, including the Offer to Purchase that the Company is distributing to holders of the Notes. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. None of the Company, the Dealer Manager, the Tender and Information Agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer.

About Triumph

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs, and overhauls a broad portfolio of aerospace and defense systems, subsystems, and components and structures. The Company serves the global aviation industry, including original equipment manufacturers and the full spectrum of military and commercial aircraft operators through the aircraft life cycle.

Forward Looking Statements

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Notes Offering and the intended use of proceeds, including any redemptions and tender offers. All forward-looking statements involve risks and uncertainties which could affect the Company’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in the Company’s reports filed with the SEC, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2022 and its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2022, September 30, 2022 and December 31, 2022.

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